EXHIBIT 10.47

ACCESSION AGREEMENT

This ACCESSION AGREEMENT (this “Accession Agreement”) dated as of August 22, 2002 is made among Congress Financial Corporation (New England) (“Congress Financial”), Bank of America, as administrative agent (the “Administrative Agent”) under the Credit Agreement (as hereinafter defined) and Manufacturers’ Services Limited, a Delaware corporation (the “Parent”), Manufacturers’ Services Salt Lake City Operations, Inc., a Delaware corporation (“MSSLCO”), Manufacturers’ Services Western U.S. Operations, Inc.,  a California corporation (“MSWUSO”), Manufacturers’ Services Central U.S. Operations, Inc., a Minnesota corporation (“MSCUSO”), MSL Lowell Operations, Inc., a Delaware corporation (“MSLLO”), and MSL Midwest Operations, Inc., a Delaware corporation (“MSLMO”; and together with the Parent, MSSLCO, MSWUSO, MSCUSO and MSLLO, each a “Borrower” and collectively, the “Borrowers”).

WHEREAS, Congress Financial desires to become a Revolving Lender under that certain Credit Agreement, dated as of June 20, 2002 (as amended, amended and restated, modified, supplemented or renewed, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement), made by and among the Borrowers, the guarantors named therein (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”), the Administrative Agent, Credit Suisse First Boston, Cayman Islands Branch, as syndication agent, General Electric Capital Corporation, as documentation agent, and Banc of America Securities LLC and Credit Suisse First Boston, Cayman Islands Branch, as co-book managers and co-lead arrangers;

WHEREAS, the Borrowers desire to increase the size of the revolving credit facility under the Credit Agreement from $100,000,000 to $120,000,000;

WHEREAS, it is a condition under Section 1.6 of the Credit Agreement that Congress Financial, the Administrative Agent and the Borrowers enter into an accession agreement in the form hereof.

NOW, THEREFORE, subject to the conditions precedent set forth in Section 3 hereof, Congress Financial, the Administrative Agent and the Borrowers hereby agree as follows:

1.             Revolver Increase.  With effect on and after the Effective Date (as defined in Section 3 hereof), (i) Congress Financial shall be a party to the Credit Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Revolving  Lender under the Credit Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Revolving Credit Commitment in an amount equal to $20,000,000, (ii) Congress Financial shall have acquired a participation in its Pro Rata Share of the Lenders’ liabilities under Letters of Credit and Credit Support, which as of the date hereof is in an aggregate pricipal amount of $497,968.91 and  (iii) the revolving line of credit under the Credit Agreement shall be increased from $100,000,000 to $120,000,000 (the “Revolver Increase”).  Congress Financial agrees (i) to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto and (ii) to perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Revolving Lender.

2.             Independent Credit Decision.  Congress Financial (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of the Borrowers and Guarantors, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Accession Agreement and the Credit Agreement; and (b) agrees that it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

3.             Effective Date; Notices.  The effective date for this Accession Agreement shall be August 22, 2002 (the “Effective Date”); provided that the following conditions precedent have been satisfied on or before the Effective Date:

(a)           counterparts of this Accession Agreement executed by Congress Financial, each Borrower and the Administrative Agent shall have been delivered to the Administrative Agent;

(b)           the Borrowers shall have paid or caused to be paid to the Administrative Agent the fee payable to the Administrative Agent pursuant to the Bank Fee Letter with respect to the Revolver Increase; and

(c)           the Revolving Credit Commitment of Bank of America, N.A. shall not be greater than $25,000,000.

4.             Withholding Tax.  Congress Financial (a) represents and warrants to the the Administrative Agent and the Borrowers that under applicable law and treaties no tax will be required to be withheld with respect to any payments to be made to Congress Financial under the Credit Agreement or any other Loan Document, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Administrative Agent and the Borrowers prior to the time that the Administrative Agent or the Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (wherein Congress Financial claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms W-8ECI or W-8BEN upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Congress Financial, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

5.             Representations and Warranties.  (a) Congress Financial represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Accession Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Accession Agreement, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Accession Agreement; and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Accession Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Congress Financial, enforceable against Congress Financial in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles; and (iv) it is an Eligible Assignee.

(b)           Each of the Borrowers reaffirms and restates the representations and warranties set forth in Article 8 of the Loan and Security Agreement and all such representations and warranties shall be true and correct on the date hereof with the same force and effect as if made on such date (except insofar as such representations and warranties relate expressly to an earlier date).  Each of the Borrowers represents and warrants (which representations and warranties shall survive the execution and delivery hereof) that:

(i)            No Default or Event of Default has occurred and is continuing as of the date hereof or will occur as a result of the Revolver Increase.

(ii)           It has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Accession Agreement and has taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance of this Accession Agreement;

(iii)          No consent of any other Person (including, without limitation, shareholders or creditors of any Borrower), and no action of, or filing with any governmental or public body or authority is required to authorize, or is otherwise required in connection with the execution, delivery and performance of this Accession Agreement;

(iv)          This Accession Agreement and the other instruments and documents contemplated hereby have been duly executed and delivered by a duly authorized officer on behalf of such party, and constitute a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and the exercise of judicial discretion in accordance with general principles of equity; and

(v)           The execution, delivery and performance of this Accession Agreement and the other instruments and documents contemplated hereby will not violate any law, statute or regulation, or any order or decree of any court or governmental instrumentality, or conflict with, or result in the breach of, or constitute a default under any contractual obligation of such party.

6.             Miscellaneous.

(a)           Any amendment or waiver of any provision of this Accession Agreement shall be in writing and signed by the parties hereto.  No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Accession Agreement shall be without prejudice to any rights with respect to any other or further breach thereof.

(b)           All payments made hereunder shall be made without any set-off or counterclaim.

(c)           This Accession Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(d)           Congress Financial hereby advises each of you of the following administrative details for purposes of the Credit Agreement:

Institution Name:	Congress Financial Corporation (New England)

Address:	One Post Office Square, Suite 3600
Boston, MA 02109

Attention:	Karen Triantafilis
Telephone:	212-545-4378
Facsimile:	212-545-4505

Payment Instructions:

Account No.:	50000 0003 0305
ABA:	053 000 219
At:	First Union National Bank
Reference:	Manufacturers’ Services Ltd. (MSL)

(e)           THIS ACCESSION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

7.             Delivery of Resolutions.  Each of the Borrowers hereby acknowledges and agrees that until such time as certified copies of resolutions of the Board of Directors of each of the Borrowers approving the Revolver Increase and the corresponding modifications to the Credit Agreement have been delivered to the Administrative Agent, such Borrower shall not request a Borrowing under the revolving credit facility if at the time of such Borrowing the amount of such Borrowing would, together with all Aggregate Revolver Outstandings at such time, exceed $100,000,000.

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IN WITNESS WHEREOF, the the parties have caused this Accession Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

CONGRESS FINANCIAL CORPORATION (NEW ENGLAND)

By:	/s/ [ILLEGIBLE]
Title:	First Vice President

MANUFACTURERS’ SERVICES LIMITED

By:	/s/ Sean Lannan
Title:	VP, Treasurer

MANUFACTURERS’ SERVICES SALT LAKE CITY OPERATIONS, INC.

By:	/s/ Sean Lannan
Title:	VP, Treasurer

MANUFACTURERS’ SERVICES WESTERN U.S. OPERATIONS, INC.

By:	/s/ Sean Lannan
Title:	VP, Treasurer

MANUFACTURERS’ SERVICES CENTRAL U.S. OPERATIONS, INC.

By:	/s/ Sean Lannan
Title:	VP, Treasurer

MSL LOWELL OPERATIONS, INC.

By:	/s/ Sean Lannan
Title:	VP, Treasurer

MSL MIDWEST OPERATIONS, INC.

By:	/s/ Sean Lannan
Title:	VP, Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ James Foley
Title:	Account Officer